Exhibit 99.1

Delta Apparel Names CEO Robert W. Humphreys Chairman of the Board

DULUTH, Ga.--(BUSINESS WIRE)--June 15, 2009--Delta Apparel, Inc. (NYSE Amex: DLA) today announced that on June 10, 2009 its Board of Directors elected Robert W. Humphreys to serve as the company’s Chairman of the Board effective immediately. Mr. Humphreys will continue as Delta Apparel, Inc.’s President and Chief Executive Officer. He succeeds E. Erwin Maddrey, II, who has served as Chairman since December 1999. Mr. Maddrey will continue as the company’s lead independent director.

Mr. Maddrey commented, “We are pleased to have Bob assume the additional responsibility as Chairman of the Board. He has proven that he has the vision, experience and dedication to continue to lead this company in the years ahead. It has been a tremendous privilege to serve as Chairman for the past ten years. I am proud of what this great company has accomplished through its steadfast commitment to our customers and our shareholders and am excited about the future growth opportunities for Delta Apparel.”

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly-owned subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company and To The Game, LLC, is an international design, manufacturing, sourcing and marketing company that features a diverse portfolio of high quality branded and private label activewear apparel and headwear. The Company specializes in selling a variety of casual and athletic products through almost every distribution channel for these types of apparel. Its products are sold to specialty and boutique shops, upscale and traditional department stores, mid-tier retailers, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold to college bookstores and to the U.S. military. Its products are also available direct to consumers on its websites at www.soffe.com, www.junkfoodclothing.com, and www.deltaapparel.com. The new headwear products can be viewed at www.2thegame.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 6,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

CONTACT:
Delta Apparel, Inc.
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
ICR
Investor Relations:
Brendon Frey, 203-682-8200